Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2018
SECOND QUARTER ENDED JULY 31, 2017

Consolidated Results

Second Quarter

Sales
Second quarter net sales decreased 1.4% to $617 million in Fiscal 2018 from $626 million in Fiscal 2017. Excluding last year’s sales from SureGrip, which the Company sold in the fourth quarter of Fiscal 2017, and the impact of the Pound devaluing vs. the dollar, the Company’s sales would have been flat for the second quarter. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	2nd Qtr	2nd Qtr
Same Store and Comparable Direct Sales:	FY18	FY17
Journeys Group	1%	(4)%
Schuh Group	3%	(1)%
Lids Sports Group	(2)%	0%
Johnston & Murphy Group	(1)%	3%
Total Genesco	0%	(1)%

The Company’s same store sales decreased 2% while comparable direct sales increased 30% for the second quarter of Fiscal 2018 compared to a 2% decrease in same store sales and a 1% decrease in comparable direct sales in the same period last year.

Gross Margin
Second quarter gross margin was 49.7% this year compared with 50.3% last year, primarily reflecting lower gross margin in Journeys Group, Lids Sports Group and Licensed Brands.

SG&A
Selling and administrative expense for the second quarter this year was 50.0% compared to 48.4% of sales last year. The increase in expenses as a percentage of sales reflects increased expenses in all of the Company’s business segments, except Licensed Brands, while Corporate expense remained flat. Included in this year’s expense are $0.3 million of transition expenses associated with the acquisition of Little Burgundy. Excluding these transition expenses, SG&A expense as a percent of sales still increased to 50.0% compared to 48.4% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Asset Impairment and Other Items
The asset impairment and other charge for the second quarter of Fiscal 2018 is $0.1 million in asset impairments. The previous year’s second quarter asset impairment and other gain of $7.9 million included an $8.9 million gain on network intrusion expenses resulting from a litigation settlement, partially offset by asset impairments of $1.0 million. The asset impairment and other charge/gain and the transition expenses are collectively referred to as “Excluded Items” in the discussion below.

Exhibit 99.2

Operating Income (Loss)
Genesco’s operating loss for the second quarter was ($2.0) million this year compared with operating earnings of $20.0 million last year. Adjusted for the Excluded Items in both periods, the operating loss for the second quarter was ($1.7) million this year compared with operating earnings of $12.1 million last year. Adjusted operating margin was (0.3%) of sales in the second quarter of Fiscal 2018 and 1.9% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Interest Expense
Net interest expense for the quarter was $1.2 million, compared with $1.3 million for the same period last year.

Pretax Earnings (Loss)
The pretax loss for the quarter was ($3.3) million in Fiscal 2018 compared to pretax earnings of $21.2 million last year. Included in last year’s pretax earnings is a gain on the sale of the Lids Team Sports business of $2.5 million primarily related to final working capital adjustments. Adjusted for the Excluded Items in both years and the Lids Team Sports gain last year, the pretax loss for the quarter was ($2.9) million in Fiscal 2018 compared to pretax earnings of $10.8 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes
The effective tax rate for the quarter was (18.9%) in Fiscal 2018 compared to 31.6% last year. Included in taxes for the quarter was the impact of ASU 2016-09 related to the vesting of equity grants resulting in $2.2 million of additional tax expense. The adjusted tax rate, reflecting the exclusion of the Excluded Items, the $2.2 million discussed above and the gain on the sale of Lids Team Sports last year, was 31.8% in Fiscal 2018 compared to 35.8% last year. The lower adjusted tax rate for this year reflects higher weighting of foreign income and lower discrete items. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Earnings (Loss) From Continuing Operations After Taxes
The loss from continuing operations was ($3.9) million, or ($0.20) per diluted share, in the second quarter of Fiscal 2018, compared to earnings of $14.5 million, or $0.72 per diluted share, in the second quarter last year. Adjusted for the Excluded Items in both periods and the gain on the sale of Lids Team Sports last year and using the adjusted tax rates, the second quarter loss from continuing operations was ($2.0) million, or ($0.10) per diluted share in Fiscal 2018, compared with earnings of $6.9 million, or $0.34 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Segment Results

Lids Sports Group
Lids Sports Group’s sales for the second quarter decreased 4.6% to $180 million from $189 million last year, reflecting a decrease in the Group’s store count of over 80 stores in the last year and negative comparable sales. Comparable sales, including both same store and comparable direct sales, decreased 2% this year compared to flat comparable sales last year.

The Group’s gross margin as a percent of sales decreased 80 basis points primarily reflecting increased promotional activity and increased shipping and warehouse expense. SG&A expense as a percent of sales

Exhibit 99.2

increased 120 basis points, reflecting increased e-commerce related expenses, increased professional fees due to the installation of software-as-a-service systems, and the inability to leverage expenses due to the negative comparable sales for the quarter.

The Group’s second quarter operating earnings for Fiscal 2018 were $3.0 million, or 1.7% of sales, down from $7.1 million, or 3.8% of sales, last year.

Journeys Group
Journeys Group’s sales for the quarter increased 2.7% to $259 million from $252 million last year.
Combined comparable sales increased 1% for the second quarter of Fiscal 2018 compared with a 4% decrease last year.

Gross margin for the Journeys Group decreased 110 basis points in the quarter due primarily to lower initial margins due to changes in product mix and higher shipping and warehouse expenses. The Journeys Group’s adjusted SG&A expense increased 140 basis points as a percent of sales for the second quarter, reflecting increased store related expenses, primarily increased rent expense and selling salaries.

The Journeys Group’s adjusted operating loss for the second quarter of Fiscal 2018 was ($1.9) million, or (0.7%) of sales, compared to operating earnings of $4.5 million, or 1.8% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Schuh Group
Schuh Group’s sales for the quarter increased 0.7% to $98 million, compared to $97 million last year. Even with the increase in sales, Schuh Group sales were impacted by declines in exchange rates which decreased sales $6.8 million in the second quarter this year compared to the same period last year. Total comparable sales increased 3% compared to a 1% decrease last year.

Schuh Group’s gross margin was up 40 basis points in the quarter due primarily to improved margins from certain product categories partially offset by increased shipping and warehouse expense. Schuh Group’s SG&A expense increased 170 basis points due to foreign exchange gains in the prior year and increased store related expenses, primarily increases in rent expense and selling salaries, partially offset by decreased depreciation and bonus expense.

Schuh Group’s operating earnings for the second quarter of Fiscal 2018 were $4.5 million, or 4.6% of sales compared with $5.7 million, or 5.9% of sales last year.

Johnston & Murphy Group
Johnston & Murphy Group’s second quarter sales decreased 0.4%, to $65 million, compared to $65 million in the second quarter last year.

Johnston & Murphy wholesale sales decreased 6% for the quarter. Combined comparable sales decreased 1% for the second quarter of Fiscal 2018 compared to a 3% increase last year.

Johnston & Murphy’s gross margin for the Group increased 160 basis points in the quarter primarily due to changes in sales mix, reflecting decreased wholesale sales, which carry lower gross margins, improved initial margins due to higher selling prices and decreased markdowns. SG&A expense as a percent of sales increased 260 basis points, due to increased store related expenses, primarily rent expense and selling salaries, reflecting the impact of negative leverage from the negative comparable sales, and increased compensation and marketing expenses, partially offset by decreased bonus expense.

Exhibit 99.2

The Group’s operating income for the second quarter of Fiscal 2018 was $1.5 million or 2.4% of sales, compared to $2.3 million, or 3.5% of sales last year.

Licensed Brands
Licensed Brands’ sales decreased 33.5% to $15 million in the second quarter of Fiscal 2018, compared to $22 million in the second quarter last year. Over half of the decreased sales are due to the loss of SureGrip Footwear, which was sold in the fourth quarter of Fiscal 2017, and the remaining decrease was primarily due to decreased sales of Dockers Footwear, reflecting the difficult retail environment for dress casual and casual shoes as wholesale customers are favoring athletic products, and the expiration of a small footwear license.

Gross margin was down 860 basis points due to lower initial margins, reflecting the sale of SureGrip Footwear, which carried the group’s highest gross margin, and reduced margins obtained on the sell-off of the remaining inventory on an expired license plus increased margin assistance compared to last year due to the difficult retail environment for casual shoes.

SG&A expense as a percent of sales was down 40 basis points due to the sale of SureGrip Footwear, which had higher expenses as a percentage of sales than the remaining Licensed Brands Group, which is partially offset by an increase in SG&A as a percent of sales in the remaining business as a result of deleveraging on lower sales.

The operating loss for the second quarter of Fiscal 2018 was ($1.1) million or (7.2%) of sales, compared with earnings of $0.2 million, or 1.1% of sales, last year.

Corporate
Corporate expenses were $7.9 million or 1.3% of sales for the second quarter of Fiscal 2018, compared with corporate earnings of $0.2 million or 0.0% of sales, last year. Adjusted for the applicable Excluded Items, corporate expenses were $7.8 million compared to $7.7 million last year, reflecting increased professional fees, mostly offset by decreased foreign exchange losses and other corporate expenses. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash
Cash at the end of the second quarter was $44 million compared with $41 million last year. We ended the quarter with $29 million in U.K. debt, compared with $41 million in U.K. debt last year. Domestic revolver borrowings were $162 million at the end of the second quarter this year compared to $94 million for the second quarter last year. The domestic revolver borrowings included $21 million related to Genesco (UK) Limited and $44 million related to GCO Canada, with $97 million in U.S. dollar borrowings at the end of the second quarter of Fiscal 2018.

We did not repurchase any shares in the second quarter of Fiscal 2018. As of the end of the second quarter of Fiscal 2018, we still have about $24 million remaining under the most recent buyback authorization. We repurchased 309,000 shares in the second quarter of Fiscal 2017 for a cost of $20.0 million at an average price of $64.72.

Inventory
Inventories increased 1% in the second quarter of Fiscal 2018 on a year-over-year basis. Retail inventory per square foot increased 3%.

Exhibit 99.2

Capital Expenditures and Store Count

For the second quarter, capital expenditures were $37 million and depreciation and amortization was $19 million. During the quarter, we opened 20 new stores and closed 31 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,621 stores compared with 2,655 stores at the end of the second quarter last year, or a decrease of 1%. Square footage was flat on a year-over-year basis, including and excluding the Macy’s locations. The store count as of July 29, 2017 included:

Lids stores (including 113 stores in Canada)	866
Lids Locker Room Stores (including 32 stores in Canada)	175
Lids Clubhouse stores	23
Journeys stores (including 46 stores in Canada)	936
Little Burgundy	36
Journeys Kidz stores	240
Shï by Journeys stores	35
Schuh Stores	131
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	179

Total Stores	2,621

Locker Room by Lids in Macy’s stores	124
Total Stores and Macy’s Locations	2,745

For Fiscal 2018, we are forecasting capital expenditures in the range of $135 to $140 million and depreciation and amortization of about $80 million. Projected square footage is expected to be down approximately 1% for Fiscal 2018. Our current store openings and closing plans by chain are as follows:

	Actual Jan 2017	Projected New	Projected Conversions	Projected Closings	Projected Jan 2018

Journeys Group	1,249	45	0	(51)	1,243
Journeys stores (U.S.)	900	14	0	(26)	888
Journeys stores (Canada)	44	2	0	0	46
Little Burgundy	36	4	0	0	40
Journeys Kidz stores	230	25	0	(5)	250
Shï by Journeys	39	0	0	(20)	19

Johnston & Murphy Group	177	6	—	(5)	178

Schuh Group	128	7	—	(2)	133

Lids Sports Group	1,240	24	—	(87)	1,177
Lids hat stores (U.S.)	770	17	0	(27)	760
Lids hat stores (Canada)	112	6	1	(4)	115
Locker Room stores (U.S.)	146	1	2	(21)	128
Locker Room stores (Canada)	35	0	(1)	(5)	29
Clubhouse stores	26	0	(2)	(3)	21
Locker Room by Lids (Macy’s)	151	0	0	(27)	124

Total Stores	2,794	82	0	(145)	2,731

Exhibit 99.2

Comparable Sales Assumptions in Fiscal 2018 Guidance

Our guidance for Fiscal 2018 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Actual	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY18
Journeys Group	(5)%	1%	2 - 3%	3 - 4%	0 - 1%
Lids Sports Group	1%	(2)%	(5) - (4)%	(6) - (5)%	(4) - (3)%
Schuh Group	10%	3%	3 - 4%	4 - 5%	4 - 5%
Johnston & Murphy Group	(3)%	(1)%	(1) - 2%	2 - 3%	0 - 1%
Total Genesco	(1)%	0%	0 - 1%	0 - 1%	(1) - 1%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements
This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins, growth and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses, especially in view of the Company’s recent market valuation; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; effects on local consumer demand or on the national economy related to Hurricane Harvey; competition in the Company's markets, including online; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, including weakness related to planned closings of anchor and department stores and other stores or other factors; the imposition of tariffs on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.